Exhibit (a)(1)(D)
FORM OF COVER E-MAIL

From: Robert Luse, Executive Vice President, Human Resources
To: All Eligible Option Holders
Subject: R1 Stock Option Exchange Program
Date: May 12, 2017

I am pleased to announce that today R1 RCM Inc. (“R1”, “we”, or the “Company”) launched a voluntary, one-time stock option exchange program (the “Offer”). The complete details of the Offer can be found in the “Offer to Exchange Certain Outstanding Stock Options for New Stock Options,” dated May 12, 2017 (the “Offer to Exchange”) filed with the Securities and Exchange Commission and available at www.sec.gov by clicking here.
We recognize that market conditions have rendered many stock option grants “underwater”, meaning the exercise price of such stock option is higher than our current stock price. The Offer enables eligible option holders who received certain stock option grants that are now underwater the opportunity to exchange those eligible stock option grants, whether vested or unvested, for a lesser number of new stock options with a new exercise price, subject to a new vesting schedule as more fully described in the Offer to Exchange and the Election Form. Stock options eligible to be exchanged (“Eligible Options”) are outstanding stock options held by a currently serving employee or director, whether vested or unvested, that (i) were granted prior to November 12, 2016 under any Company stock option plan or equity incentive plan or arrangement; (ii) have an exercise price that is greater than the closing price of our common stock on the expiration date of the Offer, currently scheduled to be June 12, 2017; and (iii) are outstanding (that is, are not previously exercised, expired, terminated or forfeited) and held by an employee or director eligible to participate in the Offer as of the commencement date of the Offer and as of the expiration of the Offer. The Offer, which was approved by our stockholders at the Company’s annual meeting of stockholders on December 8, 2016, is subject to a number of customary conditions that are described in Section III.9 of the Offer to Exchange.
You are an eligible option holder if you are employed by the Company (or one of its subsidiaries) or are a member of our board of directors on the commencement date of the Offer and continue to be employed by the Company (or one of its subsidiaries) or serve on our board of directors through the expiration of the Offer. The Offer currently is scheduled to expire on June 12, 2017 at 11:59 p.m., Central Time, and new options are scheduled to be granted on the day the Offer period closes, effective immediately following the expiration of the Offer (the new grant date is currently expected to be June 12, 2017). If your employment or service is terminated prior to the expiration of the Offer, you will keep your Eligible Options and your Eligible Options will vest and expire in accordance with their original terms.

We have prepared a number of resources to help you with your questions regarding the terms and conditions of the Offer. These resources include the Offer to Exchange and the document titled “Frequently Asked Questions”, along with the “Election Form” and other accompanying instructions and terms and conditions of participating in the Offer (which you must acknowledge and agree to if you desire to participate in the Offer). The Offer to Exchange and Frequently Asked Questions are attached to this email.
You will receive an email from Total Rewards today with instructions on how to access your Election Form. Upon receipt of the email, you will be asked a few security questions before you can access your Election Form, which will include each of your Eligible Option grants and the following information with respect to such grant: the grant date; the exercise price of such grant; the expiration date of such grant; the number of shares covered by such grant; the exchange ratio for such grant; and the number of new shares of common stock to be received if you elect to exchange such grant (assuming you have not exercised any portion of such grant and continue to be employed or serve as a director through the expiration of the Offer).
Your participation in the Offer is voluntary. R1 makes no recommendations about whether you should or should not elect to exchange your Eligible Options. You must make your own decision regarding your participation in the Offer. You will have until 11:59 p.m., Central Time, on June 12, 2017 to elect to participate in the Offer.
We recommend that you consult with your personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Offer.
If you do nothing, you will be making a decision not to participate in the Offer and you will retain your Eligible Options under their current terms and conditions. Similarly, if we do not receive your properly completed Election Form before the Offer expires, you will have rejected this Offer and you will keep your Eligible Options under their current terms and conditions.